FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 33-55803

PRICING SUPPLEMENT NO. 49
DATED NOVEMBER 30, 1995 TO
PROSPECTUS DATED DECEMBER 14, 1994
AND PROSPECTUS SUPPLEMENT DATED FEBRUARY 13, 1995


                     AMERICAN GENERAL FINANCE CORPORATION
                          MEDIUM-TERM NOTES, SERIES D
                                 (FIXED RATE)

                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


DATE OF ISSUE:   December 5, 1995                     X       BOOK-ENTRY NOTES
                                                            CERTIFICATED NOTES

PRICE TO PUBLIC:  99.886%                                CUSIP NO. 02635P JS 3

                                                                     Per Annum
Principal Amount                 Maturity Date                   Interest Rate

$6,000,000                     December 5, 2000                          6.00%






The aggregate principal amount of this offering is $6,000,000. On November 16, 1995, the Company increased to $800,000,000 from $500,000,000 the aggregate principal amount of Medium-Term Notes, Series D ("Notes") authorized to be issued by the Company. To date, including this offering, an aggregate of $457,000,000 of offers to purchase Notes have been accepted.

The Notes to which this Pricing Supplement relates are being offered through BA Securities, Inc. as agent for the Company. In this connection, such agent will receive a commission of .169% of the principal amount thereof. The Company has agreed to indemnify such agent against and contribute toward certain liabilities, including liabilities under the Securities Act of 1933. The Company has agreed to reimburse such agent for certain expenses. Such agent may engage in transactions with, or perform services for, the Company in the ordinary course of business.
                 _____________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS OR THE PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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